Exhibit 99.1

Humanigen Secures Exclusive Worldwide License to Gene-Editing Technology from Mayo Clinic to Improve CAR-T

•	Expands Humanigen’s intellectual property portfolio to include gene-edited CAR-T cells
•	Builds and further strengthens Humanigen’s leadership position in GM-CSF neutralization
•	GM-CSF neutralization has the potential to break the efficacy/toxicity linkage of CAR-T

Burlingame, CA, July 2, 2019 – Humanigen, Inc., (HGEN) (“Humanigen”) announced today that it has entered into an exclusive worldwide license with the Mayo Clinic to certain technologies used to create CAR-T cells lacking GM-CSF expression through various gene-editing tools including CRISPR-Cas9 (GM-CSF knock-out). The license covers various patent applications and know-how developed by Mayo in collaboration with Humanigen. These licensed technologies complement and broaden Humanigen’s leadership position in the GM-CSF neutralization space and expand Humanigen’s discovery platform aimed at improving CAR-T to include gene-edited CAR-T cells.

Acute toxicities such as neurotoxicity (NT) and cytokine release syndrome (CRS) remain a critical unmet need in CAR-T therapy. These toxicities necessitate inpatient therapy, drive unfavorable inpatient reimbursement, are associated with an overall 15% non-disease relapse mortality rate1, and increase the overall costs of CAR-T therapy. Strategies to improve the safety profile of CAR-T without negatively impacting efficacy are needed to improve its benefit-risk profile, cost-effectiveness and to enable CAR-T to move beyond use solely in relapsed/refractory patients to earlier lines of therapy.

A strong link exists between efficacy and toxicity of current and next generation CAR-T therapies, including allogeneic CAR-T, suggesting that NT and CRS might be on-target effects. However, clinical correlative analysis and pre-clinical modeling evidence points to GM-CSF and myeloid cells as key to the inflammatory cascade. Emerging evidence suggests that GM-CSF is the communication conduit between the on-target CAR-T/tumor engagement and the non-specific and off-target inflammatory cascade caused by myeloid cells resulting in NT and CRS. GM-CSF neutralization is emerging as a potential key switch to shutting down the off-target inflammatory cascade while preserving the on-target efficacy of the CAR-T therapy, thereby breaking the efficacy/toxicity linkage. With this license agreement, Humanigen significantly expands its intellectual property portfolio to include gene-edited CAR-T cells which can be engineered to lack the ability of producing GM-CSF which may improve the efficacy and safety profile of CAR-T.

“Humanigen has pioneered the strategy of neutralizing GM-CSF to improve the safety and efficacy of CAR-T,” stated Dr. Cameron Durrant, CEO of Humanigen. “This license agreement builds on our leadership position and gives us more tools to construct our portfolio aimed at breaking the efficacy toxicity barrier that currently exists for CAR-T therapies”.

1.	Anand K, Burns E, et al. J Clin Oncol 37, 2019 (suppl; abstract 2540)

About Humanigen, Inc.

Humanigen, Inc. is developing its portfolio of Humaneered® monoclonal antibodies to address cutting-edge CAR-T optimization and the need for new oncology drugs that provide safer, better, and more effective cancer therapies. Derived from the company’s Humaneered platform, lenzilumab, ifabotuzumab, and HGEN005 are monoclonal antibodies with first-in-class mechanisms. Lenzilumab, which neutralizes human GM-CSF, is in development as a potential biologic therapy to make CAR-T safer and more effective, as well as a potential treatment for hematologic cancers. Ifabotuzumab, which targets the Eph type-A receptor 3 (EphA3), is being investigated as a potential treatment for a range of solid tumors, both as an optimized naked antibody and as part of an antibody-drug conjugate, as well as a backbone for a novel CAR-T construct, and a bispecific antibody platform. HGEN005 which selectively targets the eosinophil receptor EMR1 is being explored as a potential treatment for a range of eosinophilic diseases including eosinophilic leukemia both as an optizimized naked antibody and as the backbone for a novel CAR-T construct. For more information, visit www.humanigen.com

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements reflect management's current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual events or results may differ materially from those contained in the forward-looking statements. Words such as "will," "expect," "intend," "plan," "potential," "possible," "goals," "accelerate," "continue," and similar expressions identify forward-looking statements, including, without limitation, statements regarding our expectations for future development of lenzilumab to help CAR-T reach its full potential. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to, the risks inherent in Black Horse Capital and its affiliates owning more than 50% of our outstanding common stock, including their ability to control the company; our lack of profitability and need for additional capital to operate our business as a going concern; the uncertainties inherent in the development and launch of any new pharmaceutical product; the outcome of pending or future litigation; and the various risks and uncertainties described in the "Risk Factors" sections and elsewhere in the Company's periodic and other filings with the Securities and Exchange Commission.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not place undue reliance on any forward-looking statements, which speak only as of the date of this release. We undertake no obligation to revise or update any forward-looking statements made in this press release to reflect events or circumstances after the date hereof or to reflect new information or the occurrence of unanticipated events, except as required by law.

CONTACT:

Investors:

Al Palombo

650-243-3181

ir@humanigen.com

Media:

Chris Bowe

646-662-7628

cbowe@humanigen.com